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Exhibit 10.1

                                           President and Chief Executive Officer

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made effective as of March 1, 2004, by and between TIB Financial Corp. (the "Holding Company"), TIB Bank of the Keys (the "Bank"), and Edward V. Lett (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Holding Company and the Bank (collectively the "Company") desire to retain the services of and employ the Executive, and the Executive desires to provide services to the Company, pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, the Company and the Executive covenant and agree as follows:

1. Employment. Pursuant to the terms and conditions of this Agreement, the Company agrees to employ the Executive and the Executive agrees to render services to the Company as set forth herein, all effective as of the date set forth above. Notwithstanding any other provision in this Agreement, the employment of the Executive in accordance with the terms of this Agreement shall be subject to the prior approval, as and to the extent required by law, of the applicable federal banking agencies having jurisdiction over the Holding Company and the Bank. This Agreement supercedes any prior employment agreement entered into between the Company and the Executive prior to the date hereof, and any such prior employment agreement is hereby terminated.

2. Position and Duties; Records. During the term of this Agreement, the Executive shall serve as President and Chief Executive Officer of the Holding Company and the Bank, and shall undertake such duties, consistent with such titles, as may be assigned to him from time to time by the Boards of Directors of the Holding Company and the Bank (collectively referred to as the "Board"), including management of all Company personnel, serving on Board committees as appointed from time to time by the Board, keeping the Board informed of industry and regulatory developments regarding the Company, coordinating with Company personnel and third parties to the extent necessary to further the profitability and business of the Company, and assisting in keeping the Company in compliance with applicable laws and regulations. During the term of this Agreement, the Executive also shall serve as a director of the Holding Company and the Bank. In performing his duties pursuant to this Agreement, the Executive shall devote his full business time, energy, skill and best efforts to promote the Company and its business and affairs; provided that, subject to Sections 10, 12 and 13 of this Agreement, the Executive shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate, and other assets, and also to participate in charitable and community activities and organizations, so long as such activities do not adversely affect the performance by

                                       1
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Executive of his duties and obligations to the Company. Upon termination of the
Executive's employment for any reason, he shall resign as a director of the Holding Company and the Bank. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings or correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Company, its affiliates and their respective directors and officers, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of the Company, and shall not be removed from their premises, except as required in the course of providing the services pursuant to this Agreement, without the prior written consent of the Company. Such items shall be promptly returned by the Executive on the termination of this Agreement or at any earlier time upon the request of the Company.

3. Term. The term of employment pursuant to this Agreement shall be for a period of three years, commencing with the date set forth in Section 1 and expiring (unless sooner terminated as otherwise provided in this Agreement or unless otherwise renewed or extended as set forth herein) on the third anniversary of this Agreement, which date, including any earlier date of termination or any extended expiration date, shall be referred to as the "Expiration Date". Subject to the provisions of Section 8 of this Agreement, the term of this Agreement and the employment of the Executive by the Company hereunder shall be deemed automatically renewed for successive periods of three years on each anniversary date of this Agreement, until the Executive receives written notice from the Company that the term of this Agreement will not be automatically renewed. In the event of the Executive's receipt of such notice from the Company that the term of this Agreement will not be renewed, the term of this Agreement shall end on the anniversary of this Agreement occurring three years after the anniversary date first occurring after the date such notice is given. As an illustration of the foregoing, if such notice were given by the Company to the Executive on a date in 2005 before the first anniversary date of this Agreement, then term of this Agreement would end on the anniversary date of this Agreement in 2008. If notice were given by the Company to the Executive on a date in 2005 after the first anniversary date of this Agreement, then the term of this Agreement would end on the anniversary date in 2009. After termination of the employment of the Executive for any reason whatsoever, the Executive shall continue to be subject to the provisions of Sections 10 through 17, inclusive, of this Agreement; provided, however, that the Executive shall not be subject to the provisions of Section 12 where the employment of the Executive is terminated pursuant to Section 8(e), or where the term of employment is not renewed pursuant to this Section 3.

4. Compensation. During the term of this Agreement, the Company shall pay or provide to the Executive as compensation for the services of the Executive set forth in Section 2 hereof:

                  (a) A base annual salary of $275,000 during the first year of this Agreement, such base annual salary to be subject to increase thereafter as the Board in its discretion shall determine. The foregoing base salary shall be payable in such periodic installments consistent with other employees of the Bank.

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                  (b)      An annual incentive bonus for each fiscal year
(commencing with the 2004 fiscal year) up to 34% of the base annual salary for achieving or exceeding performance goals established by the Board. The incentive bonus shall be prorated as determined by the Board for a partial year that occurs within the calendar year.

5. Benefits and Insurance. The Bank shall provide to the Executive such medical, health, and life insurance as well as any other benefits as the Board shall determine from time to time. At a minimum, the Executive shall be entitled to (i) participate in all employee benefit plans offered to the Bank's employees generally, and (ii) life insurance coverage (payable to such beneficiary as the Executive may designate from time to time). The Executive also shall be entitled to participate in any group disability plan maintained by the Bank, with the Bank paying to the Executive his base annual salary during any waiting period imposed by such plan for the receipt of disability benefits thereunder.

6. Vacation. The Executive may take up to four weeks of vacation time at such periods during each year as the Board and the Executive shall determine from time to time. The Executive shall be entitled to full compensation during such vacation periods.

7. Reimbursement of Expenses. The Bank shall reimburse the Executive for reasonable expenses incurred in connection with his employment hereunder subject to guidelines issued from time to time by the Board and upon submission of documentation in conformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses.

8. Termination. The employment of the Executive may be terminated as follows:

                  (a) By the Company, by action taken by its Board, at any time and immediately upon written notice to the Executive if said termination is for Cause. In the notice of termination furnished to the Executive under this
Section 8(a), the reason or reasons for said termination shall be given and, if no reason or reasons are given for said termination, said termination shall be deemed to be without Cause and therefore termination pursuant to Section 8(f). Any one or more of the following conditions shall be deemed to be grounds for termination of the employment of the Executive for Cause under this Section 8(a):

                           (i)      If the Executive shall fail or refuse to
comply with the obligations required of him as set forth in this Agreement or comply with the policies of the Company established by the Board from time to time; provided, however, that for the first such failure or refusal, the Executive shall be given written warning (providing at least a 10 day period for an opportunity to cure), and the second failure or refusal shall be grounds for termination for Cause;

                           (ii)     If the Executive shall have engaged in
conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty;

                           (iii)    If the Executive shall have violated any
banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Company which, in the judgment of the Board, has adversely

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affected, or may adversely affect, the business or reputation of the Company as determined by the Board;

                           (iv)     If the Executive shall have become subject
to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Company as determined by the Board;

                           (v)      If the Executive shall have filed, or had
filed against him, any petition under the federal bankruptcy laws or any state insolvency laws; or

                           (vi)     If any banking authority having supervisory
jurisdiction over the Holding Company or the Bank initiates any proceedings for removal of the Executive.

                           In the event of termination for Cause, the Company
shall pay the Executive only salary and vacation amounts accrued and unpaid as of the effective date of termination.

                  (b) By the Executive upon the lapse of 30 days following written notice by the Executive to the Company of termination of his employment hereunder for Good Reason (as defined below), which notice shall reasonably describe the Good Reason for which the Executive's employment is being terminated; provided, however, that if the Good Reason specified in such notice is such that there is a reasonable prospect that it can be cured with diligent effort within 30 days, the Company shall have the opportunity to cure such Good Reason, for a period not to exceed 30 days from the date of such notice, and the Executive's employment shall continue in effect during such time so long as the Company makes diligent efforts during such time to cure such Good Reason. If such Good Reason shall be cured by the Company during such time, the Executive's employment and the obligations of the Company hereunder shall not terminate as a result of the notice which has been given with respect to such Good Reason. Cure of any Good Reason with or without notice from the Executive shall not relieve the Company from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive's rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason. For purposes of this Agreement, the term "Good Reason" shall mean (i) any material breach by the Company of any provision of this Agreement, or (ii) any significant reduction (not pertaining to job performance issues), in the duties, responsibilities, authority or title of the Executive as an officer of the Company.

                  If the Executive's employment is terminated by the Executive for Good Reason, the Company shall (i) for a period of three years thereafter, continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination) plus an annual amount equal to any bonus paid by the Company to the Executive during the 12 month period prior to said termination, such salary and bonus to be payable in such periodic installments (and not as a lump sum payment) consistent with the payroll periods for the Company's payments to its other employees; and (ii) for a period of 18 months, pay directly or

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reimburse the Executive for continued coverage in accordance with the
Consolidated Omnibus Budget Reconciliation Act under the Bank's medical insurance plan.

                  (c) By the Executive upon the lapse of 45 days following written notice by the Executive to the Company of his resignation from the Company for other than Good Reason; provided, however, that the Company, in its discretion, may cause such termination to be effective at any time during such 45-day period. If the Executive's employment is terminated because of the Executive's resignation, the Company shall be obligated to pay to the Executive any salary and vacation amounts accrued and unpaid as of the effective date of such resignation.

                  (d) If the Executive's employment is terminated by the death of the Executive, this Agreement shall automatically terminate, and the Company shall be obligated to pay to the Executive's estate any salary, vacation, and bonus amounts accrued and unpaid at the date of death. If the Executive is disabled (as such term is defined in the disability insurance plan maintained by the Company), then the Company shall have the right to terminate the Executive's employment, in which case the Company shall be obligated to pay to the Executive (i) any salary, vacation and bonus amounts accrued and unpaid at the date of such termination of employment, and (ii) continued salary payments (not to exceed 30 days) until the Executive is eligible to receive payments under the Company's disability insurance plan.

                  (e) If after a Change of Control, the Executive's employment is terminated, his duties are materially reduced, his title is changed from other than President and Chief Executive Officer, his base salary is reduced, his employment is relocated more than 50 miles from the Bank's main office or his participation in any employee benefit plan is materially reduced or adversely affected, and the Executive does not consent to such change, then the Executive shall be entitled to receive promptly thereafter in a lump sum payment an amount equal to three times the average base annual salary received by the Executive during the three year period prior to such termination. Any termination by the Executive pursuant to this Section 8(e) shall be in lieu of any other termination benefits that the Executive would have otherwise received under any other provision of this Section 8. For purposes of this Agreement, a Change of Control shall mean a merger in which the Holding Company is not the surviving entity, the acquisition of the Bank by means of a merger, consolidation or purchase of 80% or more of its outstanding shares, or the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of Holding Company common stock. The term "group" and the concept of beneficial ownership shall have such meanings ascribed thereto as set forth in the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the regulations and rules thereunder.

                  (f) By the Company, by action taken by its Board, at any time if said termination is without Cause. If the Executive's employment is terminated by the Company without Cause, the Company shall (i) for a period of three years thereafter, continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination) plus an annual amount equal to any bonus paid by the Company to the Executive during the 12 month period prior to said termination, such salary and bonus to be

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payable in such periodic installments (and not as a lump sum payment) consistent with the payroll periods for the Company's payments to its other employees; and
(ii) for a period of 18 months, reimburse the Executive for continued coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act under the Bank's medical insurance plan.

                  (g) Excise Tax. In the event that any consideration or other amount paid or payable to Executive hereunder as well as any other agreements between the Executive and the Company constitutes or is deemed to be an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986 (or any other amended or successor provision) that is subject to the tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986 (or any other amended or successor provisions) ("Excise Tax"), the Company shall pay to Executive an amount ("Gross-Up Amount") that, after reduction of the amount of such Gross-Up Amount for all federal, state and local tax to which the Gross-Up Amount is subject (including the Excise Tax to which the Gross-Up Amount is subject) is equal to the amount of the Excise Tax to which such amount constituting an excess parachute payment is subject. For purposes of determining the amount of any Gross-Up Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of Employee on the date the excess parachute payment is made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes.

9. Notice. All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

10. Confidential Matters. The Executive is aware and acknowledges that the Executive shall have access to confidential information by virtue of his employment. The Executive agrees that, during the period of time the Executive is retained to provide services to the Company, and thereafter subsequent to the termination of Executive's services to the Company for any reason whatsoever, the Executive will not release or divulge any confidential information whatsoever relating to the Company or its business, to any other person or entity without the prior written consent of the Company. Confidential information does not include information that is available to the public or which becomes available to the public other than through a breach of this Agreement on the part of the Executive. Also, the Executive shall not be precluded from disclosing confidential information in furtherance of the performance of his services to the Company or to the extent required by any legal proceeding.

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11.               Injunction Without Bond. In the event there is a breach or threatened breach by the Executive of the provisions of Sections 10, 12, or 13, the Company shall be entitled to an injunction without bond to restrain such breach or threatened breach, and the prevailing party in any such proceeding will be entitled to reimbursement for all costs and expenses, including reasonable attorneys' fees in connection therewith. Nothing herein shall be construed as prohibiting the Company from pursuing such other remedies available to it for any such breach or threatened breach including recovery of damages from the Executive.

12. Noncompetition. The Executive agrees that during the period of time the Executive is retained to provide services to the Company, and thereafter for a period of two years subsequent to the termination of Executive's services to the Company for any reason whatsoever (except where the employment of the Executive is terminated pursuant to Section 8(e), or where the term of employment is not renewed pursuant to Section 3), Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within a radius of 50 miles of any office of the Bank (a "Competitive Activity"); provided, however, that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of Company common stock owned by the Executive at the time of termination of employment. Notwithstanding any other provision in this Agreement, if the Executive is receiving severance payments from the Company pursuant to Sections 8(b) or (f), then the Executive shall not be entitled to receive any such severance payments which are after two years subsequent to the termination of the Executive's services to the Company if the Executive following such two-year period engages in any Competitive Activity.

13. Nonsolicitation; Noninterference; Nondisparagement. The Executive agrees that during the period of time the Executive is retained to provide services to the Company, and thereafter for a period of two years subsequent to the termination of Executive's services to the Company for any reason whatsoever, the Executive will not (a) solicit for employment by Executive, or anyone else, or employ any employee of the Company or any person who was an employee of the Company within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of the Company to terminate such employee's employment; (c) induce, or attempt to induce, anyone having a business relationship with the Company to terminate or curtail such relationship or, on behalf of himself or anyone else, to compete with the Company; or (d) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive to do any of the foregoing. The Executive also agrees that during the term of this Agreement and thereafter, the Executive will not disparage, denigrate or comment negatively upon, either orally or in writing, the Company, any of its affiliates, or any of their respective officers or directors, to or in the presence of any person or entity, unless compelled to act by subpoena or other legal mandate.

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14.               Remedies. The Executive agrees that the restrictions set forth in this Agreement are fair and reasonable. The covenants set forth in this Agreement are not dependent covenants and any claim against the Company, whether arising out of this Agreement or any other agreement or contract between the Company and Executive, shall not be a defense to a claim against Executive for a breach or alleged breach of any of the covenants of Executive contained in this Agreement. It is expressly understood by and between the parties hereto that the covenants contained in this Agreement shall be deemed to be a series of separate covenants. The Executive understands and agrees that if any of the separate covenants are judicially held invalid or unenforceable, such holding shall not release him from his obligations under the remaining covenants of this Agreement. If in any judicial proceedings, a court shall refuse to enforce any or all of the separate covenants because taken together they are more extensive (whether as to geographic area, duration, scope of business or otherwise) than necessary to protect the business and goodwill of the Bank, it is expressly understood and agreed between the parties hereto that those separate covenants which, if eliminated or restricted, would permit the remaining separate covenants or the restricted separate covenant to be enforced in such proceeding shall, for the purposes of such proceeding, be eliminated from the provisions of this Agreement or restriction, as the case may be.

15. Invalid Provision. In the event any provision should be or become invalid or unenforceable, such facts shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then any such restriction or covenant shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

16. Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida.

17.               Arbitration. Except for injunctive relief as provided in
Section 11 above, all disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association, which arbitration shall be carried out in the manner set forth below:

                  (a) Within fifteen (15) days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall select its designated arbitrator and so notify the demanding party. Within fifteen (15) days thereafter, the two arbitrators so selected shall select the third arbitrator. The dispute shall be heard by the arbitrators within sixty
(60) days after selection of the third arbitrator. The decision of any two arbitrators shall be binding upon the parties. Should any party or arbitrator fail to make a selection, the American Arbitration Association shall designate such arbitrator upon the application of either party. The decision of the arbitrators shall be final and binding upon the Company, its successors and assigns, and upon Executive, his successors and representatives, as the case may be.

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                  (b)      Unless the Parties agree otherwise, the arbitration
proceedings shall take place in the city where the headquarters of the Holding Company is located. The judgment and determination of such proceedings shall be binding on all parties thereto. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

                  (c) Each party shall bear its or his own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrators, any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators and the arbitration proceeding against the party raising such unreasonable claim or defense.

18. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and legal representatives and beneficiaries.

19. Effect on Other Agreements. This Agreement and the termination thereof shall not affect any other agreement between the Executive and the Company, and the receipt by the Executive of benefits thereunder.

20. Miscellaneous. The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the prior written consent of the other party to this Agreement. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder.

21. Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto with respect to the subject matter hereof and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TIB FINANCIAL CORP.                         TIB BANK OF THE KEYS

By: _______________________________         By: ___________________________
        James R. Lawson, III                       James R. Lawson, III
        Chairman of the Board                      Chairman of the Board

                                            "EXECUTIVE"

                                            ____________________________________
                                            Edward V. Lett, individually
                                            Address: ___________________________
                                                     ___________________________